Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Evoqua Water Technologies Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated November 25, 2019, with respect to the consolidated financial statements of Evoqua Water Technologies Corp., included in its Annual Report (Form 10-K), as amended by Form 10-K/A filed on December 4, 2019 for the year ended September 30, 2019, and the financial statement schedules of Evoqua Water Technologies Corp, and the effectiveness of internal control over financial reporting of Evoqua Water Technologies Corp., included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 4, 2020